Exhibit 99.2.m

STORNOWAY DIAMOND CORPORATION

860 – 625 Howe Street, Vancouver, BC V6C 2T6
Phone: 604-687-7545 Fax: 604-689-5041

INFORMATION CIRCULAR

As at July 20, 2006 except as indicated

The Company is providing this information circular and a form of proxy in connection with management’s solicitation of proxies for use at the annual general meeting (the “Meeting”) of the Company to be held on August 23, 2006 and at any adjournments. The Company will conduct its solicitation by mail and officers and employees of the Company may, without receiving special compensation, also telephone or make other personal contact. The Company will pay the cost of solicitation.

APPOINTMENT OF PROXYHOLDER

The purpose of a proxy is to designate persons who will vote the proxy on a shareholder’s behalf in accordance with the instructions given by the shareholder in the proxy. The persons whose names are printed in the enclosed form of proxy are officers or Directors of the Company (the “Management Proxyholders”).

A shareholder has the right to appoint a person other than a Management Proxyholder, to represent the shareholder at the Meeting by striking out the names of the Management Proxyholders and by inserting the desired person’s name in the blank space provided or by executing a proxy in a form similar to the enclosed form. A proxyholder need not be a shareholder.

VOTING BY PROXY

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Shares represented by a properly executed proxy will be voted or be withheld from voting on each matter referred to in the Notice of Meeting in accordance with the instructions of the shareholder on any ballot that may be called for and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.

If a shareholder does not specify a choice and the shareholder has appointed one of the Management Proxyholders as proxyholder, the Management Proxyholder will vote in favour of the matters specified in the Notice of Meeting and in favour of all other matters proposed by management at the Meeting.

The enclosed form of proxy also gives discretionary authority to the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Information Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

COMPLETION AND RETURN OF PROXY

Completed forms of proxy must be deposited at the office of the Company’s registrar and transfer agent, Pacific Corporate Trust Company, 3rd floor – 510 Burrard Street, Vancouver, British Columbia V6C 3B9. Telephone voting can be completed at 1-888-Tel-Vote (1-888-835-8683) and Internet voting can be completed at http://webvote.pctc.com not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

NON-REGISTERED HOLDERS

Only shareholders whose names appear on the records of the Company as the registered holders of shares or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but instead registered in the name of a nominee such as a brokerage firm through which they purchased the shares; bank, trust company, trustee or administrator of self-administered RRSP’s, RRIF’s, RESP’s and similar plans; or clearing agency such as The Canadian Depository for Securities Limited (a “Nominee”). If you purchased your shares through a broker, you are likely an unregistered holder.

In accordance with securities regulatory policy, the Company has distributed copies of the Meeting materials, being the Notice of Meeting, this Information Circular and the Proxy, to the Nominees for distribution to non-registered holders.

Nominees are required to forward the Meeting materials to non-registered holders to seek their voting instructions in advance of the Meeting. Shares held by Nominees can only be voted in accordance with the instructions of the non-registered holder. The Nominees often have their own form of proxy, mailing procedures and provide their own return instructions. If you wish to vote by proxy, you should carefully follow the instructions from the Nominee in order that your shares are voted at the Meeting.

If you, as a non-registered holder, wish to vote at the Meeting in person, you should appoint yourself as proxyholder by writing your name in the space provided on the request for voting instructions or proxy provided by the Nominee and return the form to the Nominee in the envelope provided. Do not complete the voting section of the form as your vote will be taken at the Meeting.

REVOCABILITY OF PROXY

Any registered shareholder who has returned a proxy may revoke it at any time before it has been exercised. In addition to revocation in any other manner permitted by law, a registered shareholder, his attorney authorized in writing or, if the registered shareholder is a corporation, a corporation under its corporate seal or by an officer or attorney thereof duly authorized, may revoke a proxy by instrument in writing, including a proxy bearing a later date. The instrument revoking the proxy must be deposited at the registered office of the Company, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting. Only registered shareholders have the right to revoke a proxy. Non-Registered Holders who wish to change their vote must, at least 7 days before the Meeting, arrange for their Nominees to revoke the proxy on their behalf.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue an unlimited number of common shares without par value, of which 80,915,671 shares are issued and outstanding as of July 20, 2006. Persons who are registered shareholders at the close of business on July 19, 2006 will be entitled to receive notice of and vote at the Meeting and will be entitled to one vote for each share held. The Company has only one class of shares.

To the knowledge of the Directors and executive officers of the Company, no person beneficially owns, directly or indirectly, or controls or directs shares carrying 10% or more of the voting rights attached to all shares of the Company

ELECTION OF DIRECTORS

The Articles of the Company provide for the election and retirement of directors by rotation. At each annual general meeting, one-half of the directors, or if their number is not a multiple of two, then the nearest to, but not exceeding one-half shall retire from office. The directors to retire are those who have been longest in office since their last election or appointment. As between persons who become directors on the same day, those to retire shall, in default of agreement between them, be determined by lot. The Company presently has seven directors and therefore the three directors longest in office since the last election or appointment, being Jeff Stibbard, Anthony P Walsh and John E. Robins, will retire as of the meeting and stand for reappointment as directors.

No proposed director is to be elected under any arrangement or understanding between the proposed director and any other person or company, except the directors and executive officers of the company acting solely in such capacity.

Management of the Company proposes to nominate each of the following persons for election as a Director. Information concerning such persons, as furnished by the individual nominee is as follows:

Name, Jurisdiction of Residence and Position	Principal Occupation or employment and, if not a previously elected Director, occupation during the past 5 years	Previous Service as a Director	Number of Common Shares beneficially owned, directly or indirectly, or Controlled or directed (1)
Jeff Stibbard Director British Columbia, Canada	General Manager of Mining, Albian Sands Energy Inc. 2000-2004; Manager of Mine Construction, Albian Sands Energy Inc., 1999-2000	Since August 2004	7,000
Anthony Peter Walsh Director British Columbia, Canada	President, CEO, and Director of Miramar Mining Corporation	Since August 2004	10,000
John E. Robins Director British Columbia, Canada	Professional Geologist; Chairman & Director of Committee Bay Resources, Brilliant Mining Corporation, Oro Gold Resources Ltd. and Kaminak Gold Corporation; Director, Troon Ventures Ltd., Full Metal Minerals, Grayd Resources Corp, CNR Capital Corp., and Condor Resources Inc.; VP Corporate Development, Tenajon Resources Corp.	Since January 1999	742,174

(1)                                   Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at July 20, 2006 based upon information furnished to the Company by individual Directors.

Persons Continuing as Directors

The following table sets out the names of the persons whose terms of office as a director will continue, and other information concerning their occupations and shareholdings.

Name, Jurisdiction of Residence and Position	Principal Occupation or employment and, if not a previously elected Director, occupation during the past 5 years	Previous Service as a Director	Number of Common Shares beneficially owned, directly or indirectly, or Controlled or directed (1)
D. Bruce McLeod Chief Operating Officer, Chief Financial Officer & Director British Columbia, Canada	Mining Engineer; senior officer & director of New Dimension Resources Ltd., Troon Ventures Ltd., Stornoway Diamond Corporation, Sherwood Copper Corporation, International Northair Mines Ltd., and Troon Ventures Ltd.	Since May 26, 2000	949,229
Catherine McLeod- eltzer, Co-Chairperson & Director British Columbia, Canada	Chairman of Pacific Rim Mining Corporation and officer since 1997; Chairman of Bear Creek Mining Corporation. Director of the following publicly traded companies; Miramar Mining Corporation, Kinross Gold Corporation, Peru Copper Inc.	Since July 16, 2003	1,432,604
Peter B. Nixon Director Ontario, Canada	Director of Reunion Gold Corp., Miramar Mining Corp. and Dundee Precious Metals	Since March 19, 2003	Nil
Eira Thomas President, CEO & Director British Columbia, Canada	Geologist; Director of Strongbow Exploration Inc.(formerly Navigator Exploration Corp.) since 1998; Director of Aber Diamond Corporation since 1998; Director of NWT Chamber of Mines; Director of the Prospectors and Development Assoc. of Canada	Since July 16, 2003	2,031,324

(1)                                   Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at July 20, 2006 based upon information furnished to the Company by individual Directors.

To the knowledge of the Corporation, no proposed director:

1)                is, as at the date of the Information Circular, or has been, within 10 years before the date of the Information Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity,

a)                was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days,

b)               was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

c)                or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

2)                has, within the 10 years before the date of the Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

EXECUTIVE COMPENSATION

For the purposes of this Information Circular:

“Chief Executive Officer” or “CEO” means each individual who served as chief executive officer of the Corporation or acted in a similar capacity during the most recently completed financial year;

“Chief Financial Officer” or “CFO” means each individual who served as chief financial officer of the Corporation or acted in a similar capacity during the most recently completed financial year;

“long-term incentive plan” or “LTIP” means a plan providing compensation intended to motivate performance over a period greater than one financial year. LTIPs do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale;

“Named Executive Officers” or “NEOs” means the following individuals:

(a)          each CEO;

(b)         each CFO;

(c)          each of the Corporation’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds $150,000; and

(d)         any additional individuals for whom disclosure would have been provided under (c) except that the individual was not serving as an officer of the Corporation at the end of the most recently completed financial year-end;

“options” includes all options, share purchase warrants and rights granted by the Corporation or its subsidiaries as compensation for employment services or office. An extension of an option or replacement grant is a grant of a new option. Also, options includes any grants made to a NEO by a third party or a non-subsidiary affiliate of the Corporation in respect of services to the Corporation or its subsidiary;

“plan” includes, but is not limited to, any arrangement, whether or not set forth in any formal document and whether or not applicable to only one individual, under which cash, securities, options, SARs, phantom stock, warrants, convertible securities, shares or units that are subject to restrictions on resale, performance units and performance shares, or similar instruments may be received or purchased but excluding the Canada Pension Plan, similar government plans and group life, health, hospitalization, medical reimbursement and relocation plans that are available generally to all salaried employees (for example, does not discriminate in scope, terms or operation in favour of executive officers or directors;

“replacement grant” means the grant of an option or SAR reasonably related to any prior or potential cancellation of an option or SAR;

“repricing” of an option or SAR means the adjustment or amendment of the exercise or base price of a previously awarded option or SAR. Any repricing occurring through the operation of a formula or mechanism in, or applicable to, the previously awarded option or SAR equally affecting all holders of the class of securities underlying the option or SAR is excluded; and

“stock appreciation right” or “SAR” means a right, granted by the Corporation or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly traded securities.

Summary Compensation Table

The following table sets forth all annual and long term compensation for services in all capacities to the Company and its subsidiaries for the three most recently completed financial years presented in accordance with Canadian disclosure requirements, in respect of each Named Executive Officers.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
NEO Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Option/ SAR’s Granted (#)	Shares/Units Subject to Resale Restrictions ($)	LTIP Payouts ($)	All Other Compen- sation ($)
Eira Thomas CEO		165,000	nil	2,183	150,000	nil	nil	nil
	April 30, 2005	165,000	8,333	1,973	487,510	nil	nil	nil
	16 months to Apr 30, 2004	77,698 (1)	nil	748	487,510	nil	nil	nil
Bruce McLeod CFO		46,965 (2)			150,000	nil	nil	nil
	April 30, 2005	59,439 (2)	nil	nil	487,510	nil	nil	nil
	16 months to April 30, 2004	57,817 (2)	nil	nil	487,510	nil	nil	nil

(1)                                   This amount is from August 2003 to April 2004. Ms. Thomas was appointed CEO on July 16, 2003.

(2)                                   Paid to International Northair Mines Ltd. See also Management Contracts.

Long Term Incentive Plan (LTIP) Awards

The Company does not have a LTIP, pursuant to which cash or non-cash compensation intended to serve as an incentive for performance over a period greater than one financial year (whereby performance is measured by reference to financial performance or the price of the Company’s securities), was paid to the Named Executive Officer(s) during the most recently completed financial year.

SARs

Stock appreciation rights (“SAR’s”) means a right, granted by an issuer or any of its subsidiaries as compensation for services rendered or in connection with office or employment, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the Corporation’s common shares. There were no SAR’s granted to or exercised by the Named Executive Officers during the fiscal year ended April 30, 2006.

Options Grants During the Most Recently Completed Financial Year

The following table sets forth stock options granted under the Company’s Stock Option Plan or otherwise during the most recently completed financial year to each of the Named Executive Officers.

NEO Name	Securities Under Option Granted (1) (#)	% of Total Options Granted to Employees in Financial Year	Exercise or Base Price (2) ($/Security)	Market Value of Securities Underlying Options on Date of Grant ($/Security)	Expiration Date
CEO, Eira Thomas	150,000	8%	$1.15	nil	April 24, 2011
COO Bruce McLeod	150,000	8%	$1.15	nil	April 24, 2011

(1)                                    The options for common shares become exercisable in three equal installments over a period of one year from the date of grant.

(2)                                    The exercise price of stock options is determined by the Board of Directors but shall in no event be less than the volume weighted average trading price of the common shares of the Company on The Toronto Stock Exchange for the five trading days prior to the grant of the option.

Aggregated Option/SAR Exercises During The Most Recently Completed Financial Year and Financial Year-End Option/SAR Values

The following table sets forth details of all exercises of stock options during the most recently completed financial year by each of the Named Executive Officers, the number of unexercised options held by the Named Executive Officers and the financial year-end value of unexercised options on an aggregated basis.

NEO Name	Securities Acquired on Exercise (#)	Aggregate Value Realized (1) ($)	Unexercised Options/ SAR’s at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SAR’s at Financial Year-End (1) ($) Exercisable/ Unexercisable
CEO, Eira Thomas	nil	nil	637,510/nil	$197,613/nil
COO, D. Bruce McLeod	106,500	$112,890	531,010/nil	$327,874/nil

(1)                                   Dollar value is equal to the difference between the market value of the securities underlying the options at exercise or financial year-end, respectively, and the exercise of base price of the options.

Option and SAR Repricings

No options were repriced during the fiscal year ended April 30, 2006.

Defined Benefit or Actuarial Plan Disclosure

The Corporation does not provide retirement benefits for directors and executive officers.

Termination of Employment, Changes in Responsibility and Employment Contracts:

The Company and its subsidiaries have no employment contracts with any Named Executive Officer.

The Company and its subsidiaries have no compensatory plan, contract or arrangement where a Named Executive Officer is entitled to receive more than $100,000 to compensate such executive officers in the event of resignation, retirement, or other termination, a change of control of the Company or its subsidiaries or a change in responsibilities following a change in control.

Composition of the Compensation Committee

The Compensation Committee is comprised of Peter Nixon (Chairman), Anthony Walsh, and Jeff Stibbard, all of whom are independent directors of the Company.

Report on Executive Compensation

The Company’s executive compensation program is supervised by the Compensation Committee of the Board of Directors. The Compensation Committee has, as part of its mandate, responsibility for reviewing recommendations from management for subsequent approval by the Board of Directors with respect to the appointment and remuneration of executive officers of the Company. The Compensation Committee also monitors the performance of the Company’s executive officers and reviews the design and competitiveness of the Company’s executive compensation plans.

Executive Compensation Program

The Company’s executive compensation program is based on a pay for performance philosophy. It is comprised of three elements:

1.                 base salaries which are set at levels which are competitive with the base salaries paid by corporations of a comparable size within the resource exploration industry and with operations at approximately the same state, thereby enabling the Company to compete for and retain executives critical to the Company’s long term success;

2.                 annual bonuses which are considered from time to time, based on individual and corporate performance criteria; and

3.                 share ownership opportunities through a stock option plan which provides additional incentive and aligns the interests of executive officers with the longer term interests of shareholders.

As an executive officer’s level of responsibility increases, a greater percentage of total compensation is based on performance (as opposed to base salary and standard employee benefits) as the mix of total compensation shifts towards a greater emphasis on bonus and stock options, thereby increasing the mutual interest between executive officers and shareholders. The level of base salary for each employee within a specified range is determined by past performance, as well as by the level of responsibility and the importance of the position to the Company.

The Compensation Committee’s recommendations for base salaries and bonuses, if any, for the executive officers, are submitted to the Board of Directors of the Company for approval.

Stock Options

The Company’s Stock Option Plan (“the Stock Option Plan”) is administered by the Board of Directors. The Compensation Committee makes recommendations to the Board for grants of stock options under the Stock Option Plan. The Stock Option Plan is designed to give each option holder an interest in preserving and maximizing shareholder value in the longer term, to enable the Company to attract and retain individuals with experience and ability and to reward individuals for current performance and expected future performance.

The number of stock options which may be issued under the current Stock Option Plan in aggregate and in respect of any fiscal year is limited under the terms of the current Stock Option Plan and cannot be increased without shareholder approval. Stock options usually have a five year term, and are exercisable at the market price (as defined in the Stock Option Plan) of the Company’s common shares on the date of grant. A holder of stock options must be a director, officer or employee of or consultant to the Company or its associated, affiliated, controlled or subsidiary companies in order to exercise stock options.

Compensation of the Chief Executive Officer

The Summary Compensation Table summarizes the compensation data for the Chief Executive Officer and other Named Executive Officers.

The individual performance of the Chief Executive Officer is measured against the goals, objectives and standards set annually between the Chief Executive Officer and the Compensation Committee. The goals include both financial and non-financial dimensions, covering performance in the following areas: financial performance, marketing, operations, human resources management, technology and information infrastructure management, strategic planning and corporate governance.

Ms. Eira Thomas is the President and Chief Executive Officer of the Company. Based on a review of the foregoing, the Compensation Committee rates the performance of Ms. Thomas annually and recommends to the Board of Directors her compensation based on her and the Company’s performance.

Ms. Thomas receives a base salary and is eligible for short term incentive compensation and long term incentive compensation. Based on a survey of compensation levels of Chief Executive Officers of companies of similar size and nature, the committee established a base salary of $165,000 for the year ended April 30, 2006. Ms. Thomas did not receive any short term or long term incentive payments during the recently completed fiscal year.

Other Compensation

The Company and its subsidiaries have no compensation agreements other than those already disclosed herein.

The foregoing report, dated July 20, 2006, was reviewed by Peter Nixon, Anthony Walsh, and Jeff Stibbard.

Performance Graph

The chart below compares the yearly percentage change in the cumulative total shareholder return on the Company’s common shares against the cumulative total shareholder return of the S&P/TSX Composite Index for the period commencing July 2001 and ending July 2006.

Note: Assumes that the initial value of the investments on the Toronto Stock Exchange in the Company’s common shares and in each of the indices was $100.00 on July 1, 2001 and any dividends were reinvested.

Compensation of Directors

The Company has no arrangements, standard or otherwise, pursuant to which Directors are compensated by the Company or its subsidiaries for their services in their capacity as Directors, or for committee participation, involvement in special assignments or for services as consultant or expert during the most recently completed financial year or subsequently, up to and including the date of this information circular.

The Company does have a formalized stock option plan for the granting of incentive stock options to the officers, employees and Directors. The purpose of granting such options is to assist the Company in compensating, attracting, retaining and motivating the Directors of the Company and to closely align the personal interests of such persons to that of the shareholders.

The following table sets forth information concerning individual grants of options to purchase securities of the Company made during the most recently completed financial year to the Directors of the Company (excluding the Named Executive Officers):

Name of	Securities	% of Total		Market Value of
Director and	Under	Options		Securities
Position as at	Options	Granted to All	Exercise or Base	Underlying	Date of	Expiration
Financial Year-	Granted (1)	Employees in	Price	Options on the	Grant	Date
End	(#)	the Financial	($/Securities) (2)	Date of Grant
		Year		($/Security)
Catherine McLeod-Seltzer	150,000	8%	$1.15	$1.15	April 13, 2006	April 13, 2011
Peter B. Nixon	150,000	8%	$1.15	$1.15	April 13, 2006	April 13, 2011
Anthony Peter Walsh	150,000	8%	$1.15	$1.15	April 13, 2006	April 13, 2011
John E. Robins	150,000	8%	$1.15	$1.15	April 13, 2006	April 13, 2011

Name of	Securities	% of Total		Market Value of
Director and	Under	Options		Securities
Position as at	Options	Granted to All	Exercise or Base	Underlying	Date of	Expiration
Financial Year-	Granted (1)	Employees in	Price	Options on the	Grant	Date
End	(#)	the Financial	($/Securities) (2)	Date of Grant
		Year		($/Security)
Jeff Stibbard	150,000	8%	$1.15	$1.15	April 13, 2006	April 13, 2011

(1)                                   The options for common shares become exercisable in three equal installments over a period of one year from the date of grant.

(2)                                   The exercise price of stock options is determined by the Board of Directors but shall in no event be less than the volume weighted average trading price of the common shares of the Company on The Toronto Stock Exchange for the five trading days prior to the grant of the option.

In addition, the following table sets forth details of all exercises of stock options during the most recently completed financial year by each of the Directors, the number of unexercised options held by the Directors and the financial year-end value of unexercised options on an aggregated basis (excluding the Named Executive Officers).

			Unexercised	Value of Unexercised
			Options/	In-the-Money
Name of Director and	Securities	Aggregate	SAR’s	Options/SAR’s
Position as at Financial	Acquired	Value	at Financial	at Financial Year-End (1)
Year-End	on Exercise	Realized (1)	Year-End	($)
Name	(#)	($)	(#)	Exercisable/
			Exercisable/	Unexercisable
			Unexercisable
Catherine McLeod-Seltzer	nil	nil	506,500	$60,113
Peter B. Nixon	nil	nil	300,000	$24,000
Jeff Stibbard	nil	nil	300,000	$19,500
Anthony Peter Walsh	nil	nil	300,000	$19,500
John E. Robins	106,500	$112,890	400,000	$157,000

(1)                                   Dollar value is equal to the difference between the market value of the securities underlying the options at exercise or financial year-end, respectively, and the exercise of base price of the options.

SECURITIES AUTHORIZED FOR ISSUE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the Corporation’s compensation plans under which equity securities are authorized for issuance as at the end of the most recently completed financial year.

Number of securities
remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans
approved by security holders	4,328,296	$1.37	2,935,124
Equity compensation plans not
approved by security holders	nil	nil	nil

Total	4,328,296	$1.37	2,935,124

INDEBTEDNESS TO COMPANY OF DIRECTORS AND EXECUTIVE OFFICERS

There is no indebtedness of any Director, executive officer, proposed nominee for election as a Director or associate of them, to or guaranteed or supported by the Company or any of its subsidiaries either pursuant to an employee stock purchase program of the Company or otherwise, during the most recently completed financial year.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person or proposed director of the Company and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which in either such case has materially affected or would materially affect the Company.

APPOINTMENT OF AUDITOR

Staley, Okada & Partners Chartered Accountants of Vancouver, British Columbia is the auditor of the Company. Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the re-appointment of Staley, Okada & Partners as the auditor of the Company to hold office for the ensuing year at a remuneration to be fixed by the Directors.

MANAGEMENT CONTRACTS

Pursuant to an amended agreement with International Northair Mines Ltd. (“Northair”), a company with directors and officers in common, the Company pays a monthly administrative fee for office space and reimburses Northair for administrative services and supplies as incurred. Either party can terminate the agreement by giving three months written notice prior to the anniversary date. During the current fiscal year, administrative fees and rent totalling $27,000 (2005 - $77,000) was paid to Northair for its services.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, no person who has been a Director or executive officer of the Company at any time since the beginning of the Company’s last financial year, no proposed nominee of management of the Company for election as a Director of the Company and no associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting other than the election of Directors or the appointment of auditors.

CORPORATE GOVERNANCE DISCLOSURE

National Instrument 58-201 establishes corporate governance guidelines which apply to all public companies. The Company has reviewed its own corporate governance practices in light of these guidelines and, as prescribed by National Instrument 58-101, discloses its corporate governance practices.

Board of Directors

The Company’s Board consists of seven directors, three of whom are independent based upon the tests for independence set forth in Multilateral Instrument 52-110. Mr. Peter Nixon, Mr. Tony Walsh, and Mr. Jeff Stibbard. are independent. The following directors not independent:

▪         Mr. D. Bruce McLeod as he is the Chief Financial Officer of the Company.

▪         Ms. Catherine McLeod-Seltzer as she is the sister of D. Bruce McLeod, Chief Financial Officer of the Company

▪         Ms. Eira Thomas as she is the President and Chief Executive Officer of the Company.

•                  Mr. John Robins as he is a former Chief Executive Officer of the Company and the prescribed period under MI 52-110 has not yet elapsed.

Due to the size and stage of development of the Company, and the make-up of the existing Board, the Board has deemed it to be impractical at this time to maintain a Board which consists of a majority of independent directors. Recognizing the importance of Board independence, and anticipating continued growth in the company’s activities; the Board continues to assess the need for additional independent and unrelated directors.

The Board considers that management is effectively supervised by the independent directors on an informal basis as the independent directors are actively and regularly involved in reviewing and supervising the operations of the Company and have regular and full access to management. The independent directors are however able to meet at any time without any members of management including the non-independent directors bring present.

Further supervision is performed through the audit committee which is composed entirely of independent directors who meet with the Company’s auditors without management being in attendance. The audit committee has direct communication channels with the Controller of the Company and its external auditors to discuss and review specific issues as appropriate. The audit committee duties include oversight responsibility for management reporting on internal control.

The Company has also established a compensation governance committee composed entirely of independent directors.

Although the chair of the Board, Catherine McLeod-Seltzer, is not independent, she is also not a member of management. The Board has no specific procedures in place to provide leadership to its independent directors. However, through participation in the audit and compensation committees, independent members are provided an opportunity to meet and discuss issues relevant to the Company.

Individual directors, or committees of the Board, may, in appropriate circumstances, engage outside advisors at the Company’s expense subject to approval of the Board or an appropriate committee of the Board.

Participation of Directors in Other Reporting Issuers

The participation of the directors in other reporting issuers is described in the following table

Name of Director	Name of Reporting Issuer
Anthony Walsh	Miramar Mining Corporation, Northern Mining, Palmerajo Gold and Silver,
Axmin Inc.
John E Robins	Committee Bay Resources, Brilliant Mining Corporation, Oro Gold Resources
Ltd., Kaminak Gold Corporation, Troon Ventures Ltd., Full Metal Minerals,
Grayd Resources Corp, Condor Resources Inc. CNR Capital Corp., and Tenajon
Resources Corp.
D. Bruce McLeod	International Northair Mines Ltd., Stornoway Diamond Corporation, Sherwood
Copper Corp., Troon Ventures Ltd., New Dimension Resources Ltd., Full Metal
Minerals, Palmarejo Silver and Gold Corp., Committee Bay Resources, Peruvian
Gold Corporation
Catherine McLeod-Seltzer	Pacific Rim Mining Corporation, Bear Creek Mining Corporation, Miramar
Mining Corporation, Kinross Gold Corporation, Peru Copper Inc.
Peter Nixon	Reunion Gold Corp., Miramar Mining Corp., and Dundee Precious Metals
Eira Thomas	Strongbow Exploration Inc., Aber Diamond Corporation, Suncor Energy
Inc., International Uranium Corp., Fortress Minerals Corp.

Participation of Directors in Board Meetings

In the year ended April 30, 2006, four formal board meetings were held. Each director attended all four meetings in person or by phone.

Board Mandate

The Board has not adopted a formal mandate. The Board has adopted, on an informal basis, the following roles and responsibilities.

In general, the Board:

•                  performs its duties and responsibilities in accordance with the laws of the jurisdiction of incorporation of the Company;

•                  oversees and monitors the performance of the Company in the context of the long term interests of its shareholders;

•                  promotes a culture of integrity; and

•                  together with management of the Company, develops a process for the timely and accurate disclosure of information which is material to the Company.

Specifically, the Board:

▪         is responsible for the stewardship of the Company and has final accountability for the governance of the Company’s business;

▪         is actively involved in the adoption of the Company’s strategic plan by working with management to determine how the strategic plan is implemented and taking responsibility for monitoring the implementation of that plan;

▪         has delegated the day-to-day management of the business and affairs of the Company to the senior management of the Company, subject to compliance with strategic and capital plans approved from time to time by the Board;

▪         is responsible for succession planning, including the recruitment, training, supervision, compensation and performance assessment of senior management of the Company;

▪         keeps its shareholders informed through its interim statements and annual reports and maintains a website that is designed to provide summary information on the Company, as well as easy access to press releases and regulatory filings; and

▪         monitors and assesses the integrity of the internal controls and management information systems designed and implemented by management.

Position Descriptions

The Board has not adopted position descriptions for the Chair of the Board or for the chairs of each of its committees. The chair of the Board takes guidance from the informal roles and responsibilities adopted by the Board (described above). The chairs of the committees take guidance from the mandates adopted by each committee.

The Board has not adopted position descriptions for the CEO, however, through the Compensation Committee, discusses with the Chief Executive Officer her role, including the limits of managements responsibilities and the corporate objectives against which her performance is measured.

Orientation and Continuing Education

While the Company does not have formal orientation and training programs, new Board members spend considerable time with senior management becoming familiar with the operations and internal controls of the Company.

Board members are encouraged to communicate with management, auditors and technical consultants; to keep themselves current with industry trends and developments and changes in legislation with management’s assistance; and to attend related industry seminars and visit the Company’s operations. Board members have full access to the Company’s records.

Ethical Business Conduct

The Board has not adopted a formal Code of Conduct.

The Board of Directors seeks to foster a culture of ethical conduct by striving to ensure the Company carries out its business in line with high business and moral standards and applicable legal and financial requirements. In that regard, the Board:

•                  encourages management to consult with legal and financial advisors to ensure the Company is meeting those requirements.

•                  is cognizant of the Company’s timely disclosure obligations and reviews material disclosure documents such as financial statements and Management’s Discussion and Analysis prior to their distribution.

•                  relies on its Audit Committee to annually review the systems of internal financial control and discuss such matters with the Company’s external auditor.

•                  actively monitors the Company’s compliance with the Board’s directives and ensures that all material transactions are thoroughly reviewed and authorized by the Board before being undertaken by management.

•                  has established a ‘whistleblower’ policy which details complaint procedures for financial concerns.

The Board has adopted a Corporate Disclosure, Confidentiality and Employee Trading Policy governing the timeliness and content of the Company’s disclosure. The purpose of this Policy is to clearly outline procedures and practical guidelines for the consistent, transparent, regular and timely public disclosure and dissemination of material and non-material information about the Company and its subsidiaries and rules regarding employee trading in the Company’s securities.

The Board has also adopted a Trading Policy for Directors, Officers and Employees of the Company which summarizes the various insider trading requirements as set forth in securities laws and regulations, a Confidential Policy for Temporary Employees, a Treasury Policy; an Environmental Policy and a Safety Policy.

The Board requires that directors and executive officers who have an interest in a transaction or agreement with the Company promptly disclose that interest at any meeting of the Board at which the transaction or agreement will be discussed and abstain from discussions and voting in respect to same if the interest is material or if required to do so by corporate or securities law.

Nomination of Directors

The Board considers the size of the Board on a regular basis and has determined seven as an appropriate number of members for the Board for the ensuing year. The members of the Board of Directors have been chosen on the basis of their skill, expertise and experience in the resource exploration industry and other businesses as well as their ability to actively contribute on the broad range of issues with which the Board or the Company must deal.

The Company’s Corporate Governance Committee assumes responsibility for, among other things, assessing the size and makeup of the Board of Directors. The Committee is responsible for proposing new nominees to the Board when deemed necessary, and for the evaluation and assessment of Directors on an regular basis.

Compensation of Directors and the CEO

The Board of directors, through the Compensation Committee, reviews the adequacy and form of compensation of directors and ensures that the compensation realistically reflects the responsibilities and risks involved in being an effective director.

The Compensation Committee consists of Jeff Stibbard (Chairman), Peter Nixon and Anthony Walsh, all of whom are independent directors. The Compensation Committee determines the salary and benefits of the Chief Executive Officer of the Company, determines the general compensation structure, policies and programs of the Company, makes recommendations to the Board on the Company’s stock option plan and delivers an annual report to shareholders on executive compensation.

To determine compensation payable, Compensation Committee reviews compensation paid for directors and CEO’s of companies of similar size and stage of development in the mineral exploration industry and determines an appropriate compensation reflecting the need to provide incentive and compensation for the time and effort expended by the directors and senior management while taking into account the financial and other resources of the Company. In setting the compensation, Compensation Committee annually reviews the performance of the CEO in light of the Company’s objectives and considers other factors that may have impacted the success of the Company in achieving its objectives.

The Committee has concluded and the Board has agreed, that the Company should direct its financial resources to its exploration activities and, as a result, the directors receive no cash compensation for their efforts. In return for their services as directors, Board members receive incentive stock options.

Other Board Committees

The Company has the following committees in addition to the Audit and Compensation Committees:

Corporate Governance Committee

The Company’s Corporate Governance Committee is responsible or developing, making recommendations to the Board with regard to, and monitoring the implementation of the Company’s approach to governance issues. This committee considers best practices among major Canadian companies to ensure the Company continues to attain high standards of corporate governance.

The Corporate Governance Committee is comprised of Peter Nixon (Chairman), Catherine McLeod-Seltzer and John Robins. Mr. Nixon is an independent director. During the ensuing year, it is the intent of the Board of Directors to change the composition of the Corporate Governance Committee, whereby the majority of members of the Committee will be independent.

Environmental and Safety Committee

The Environmental and Safety Committee monitors compliance with environmental and safety standards and sets environmental and safety policy. The members of the Environmental and Safety Committee include D. Bruce McLeod, Jeff Stibbard, and Eira Thomas.

Corporate Disclosure Committee

The Corporate Disclosure Committee establishes and monitors company disclosure policy. The members of the Corporate Disclosure Committee are Eira Thomas (CEO), D. Bruce McLeod (COO), David Douglas (Corporate Secretary) and Nick Thomas (Investor Relations Manager).

The Company also has an individual responsible for investor relations who is responsible for communicating with and answering questions from investors and financial analysts.

Assessments

The Board does not consider that formal assessments would be useful at this stage of the Company’s development. The Company currently has informal evaluations in place. The Corporate Governance Committee has under consideration the development of an effective program for the evaluation of the effectiveness of the Board, its committees and individual directors.

AUDIT COMMITTEE

Information relating to the Audit Committee can be found in the Company’s Annual Information Form (filed July 11, 2006) available at www.sedar.com.

ADDITIONAL INFORMATION

Additional information relating to the Company is on SEDAR at www.sedar.com. Shareholders may contact the Company at
604-331-2259 to request copies of the Company’s financial statements and MD&A.

Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year which are filed on SEDAR.

OTHER MATTERS

Management of the Company is not aware of any other matter to come before the Meeting other than as set forth in the notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

DATED this 20th day of July, 2006.

APPROVED BY THE BOARD OF DIRECTORS

“Eira Thomas”
Eira Thomas
Chief Executive Officer

STORNOWAY DIAMOND CORPORATION SUPPLEMENTAL MAILING LIST
RETURN FORM

National Instruments 51-102 and 54-101 provides both registered holders and beneficial owners of an issuer’s securities with the opportunity to elect ANNUALLY to have their names added to a Supplemental Mailing List in order to receive a copy of the issuer’s annual financial statements and the corresponding Management Discussion and Analysis (“MD&A”)s, the interim financial statements and MD&A for the interim financial statements, or both.

These documents are also available on the Company’s website at www.stornowaydiamonds.com or on SEDAR’s website at www.sedar.com

Please complete and mail this form to the Company at 860 – 625 Howe Street, Vancouver, B.C. V6C 2T6 or fax to (604) 689-5041

☐                                    I want to receive ONLY the audited financial statements and the annual Management Discussion and Analysis

☐                                    I want to receive ONLY the interim financial statements and the interim Management Discussion and Analysis

☐                                    I want to receive BOTH the audited and interim financial statements and the corresponding Management Discussion and Analysis

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